EXHIBIT 99.1

SUMMIT BANK CORPORATION (Nasdaq: SBGA)	Contact: Thomas J. Flournoy
FOR IMMEDIATE RELEASE	tflournoy@summitbk.com
770-454-0456

SUMMIT BANK CORPORATION ANNOUNCES RECORD FOURTH QUARTER AND ANNUAL EARNINGS

January 24, 2006 - (Atlanta, GA) - Summit Bank Corporation (SBGA), parent company of The Summit National Bank, announces fourth quarter 2005 earnings of $1.87 million, or $0.33 diluted earnings per share, up 55.6% over the $1.20 million, or $0.22 diluted earnings per share, for the same period last year. For the year ended December 31, 2005, earnings were $6.11 million, or $1.07 diluted earnings per share, up 18.6% over the $5.15 million, or $0.91 diluted earnings per share, for the twelve months ended December 31, 2004. Record earnings were attained for both the quarter and the year to date largely due to increased net interest income and international fees and a decreased loan loss provision, partially offset by an increase in operating expenses.

Total assets decreased to $526.3 million at December 31, 2005 from $547.7 million at December 31, 2004 due partially to the reduction of temporary investments resulting from the presence of $20 million of temporary deposits at the end of last year. The other factor has been the de-leveraging of the balance sheet in light of the flattening yield curve, resulting in a decrease in the investment portfolio by $26.7 million and a corresponding reduction in borrowed funds by $31.3 million. However, total loans grew 5.5% over the past twelve months from $339.2 million to $358.0 million at December 31, 2005. Non-performing assets have continued to decline over the past twelve months and totaled $1.2 million, or 0.33% of loans, at December 31, 2005 compared to $2.8 million, or 0.84% of loans at the end of last year. Approximately half of the non-performing assets at December 31, 2005 were guaranteed by the SBA. The allowance for loan losses totaled $4.6 million, or 1.27% of loans, at December 31, 2005 compared to $4.5 million, or 1.34% of loans, one year ago. Despite only a 1% increase in deposits from year-end 2004 to year-end 2005, average deposits increased from $396.4 million in 2004 to $429.6 million in 2005, an increase of 8.4%. In addition, non-interest bearing deposit balances remained strong increasing from 24.0% of total deposits last year to 24.8% of deposits at December 31, 2005.

The rising interest rate environment and the increase in non-interest bearing deposits resulted in net interest income increasing from $4.88 million for the fourth quarter of 2004 to $5.52 million for the same period this year. Net interest margin improved to 4.55% for the fourth quarter of 2005 from 4.04% for the fourth quarter last year. For the year ended December 31, 2005, net interest income was $21.0 million, up from $18.6 million for the same period a year ago. The net interest margin for the twelve months ended December 31, 2005 was 4.31%, up from 3.97% for the same period last year.

Total noninterest income was $789,000 for the fourth quarter 2005, down from $945,000 for the fourth quarter last year primarily due to losses on the Bank’s low income housing tax credit investment and interest rate floor that were both initiated in 2005. For the year ended December 31, 2005, noninterest income has slightly declined from $3.79 million last year to $3.63 million this year. A 27.6% increase in international fee income this year was offset by a decline in deposit fees and the losses on the two new investments mentioned above.*

Noninterest expenses decreased from $3.89 million in the fourth quarter 2004 to $3.62 million for the same period this year. The decrease was primarily due to the $350,000 customer check fraud expense recorded in the fourth quarter of last year and the ultimate $240,000 partial recovery on that loss in the fourth quarter of this year. For the year, noninterest expenses increased 13.4% to $15.58 million from $13.74 million for last year. The increase was due to personnel and operating costs of two new branches opened in the past year and a half, increased resources for risk management and regulatory compliance efforts, increased legal expenses and fraud expense for additional claims early in 2005 related to the customer check fraud previously mentioned.

Summit announced in December the signing of a definitive agreement to purchase Concord Bank, N.A. in Houston, Texas. Concord has approximately $112 million in assets. That transaction is expected to close near the end of the first quarter of 2006. In addition, Summit opened a loan production office proximate to the growing Asian community in San Diego, California at the beginning of January, 2006.

Chief Executive Officer, Pin Pin Chau, said, “Our strategy of managing our balance sheet to improve net interest margin, our focus on asset quality and underwriting prudence in the face of general relaxation of underwriting standards in the competitive environment, and our ability to increase international trade service income by increasing our import and export customer base, have all paid off for us in 2005. We feel good about Summit’s core earnings as well as the opportunity to expand our foot print with the Concord Bank, N.A. acquisition. We are confident that given the fine management team at Concord and their excitement in joining hands with us to offer the dynamic Houston ethnic market expanded products and capabilities, Summit can look forward to another rewarding year in 2006.”

Summit Bank Corporation is the parent company of The Summit National Bank, a nationally chartered full-service community bank specializing in the small business and international trade finance markets. It currently operates six branches in the metropolitan Atlanta area and two in the South Bay area of San Francisco, California.

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Summit’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Summit’s assumptions, but that are beyond Summit's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the international, national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Summit, (v) greater competitive pressures among financial institutions in Summit's markets and (vi) greater loan losses than historic levels. Additional information and other factors that could affect future financial results are included in Summit’s filings with the Securities and Exchange Commission.

Selected Financial Information
December 31, 2005
(In thousands, except per share data)
				December 31,
						%
				2005	2004	Change
Summary Balance Sheet:
Cash and Short Term Investments				$18,775	$37,059	-49.3%
Investments				125,187	151,891	-17.6%

Commercial Loans				300,609	282,149	6.5%
SBA Loans				56,686	56,376	0.6%
Other Loans				691	680	1.6%
Total Loans				357,986	339,205	5.5%
Allowance for Loan Loss				(4,555)	(4,549)	0.1%
Net Loans				353,431	334,656
Other Assets				28,909	24,102	19.9%
Total Assets				$526,302	$547,708	-3.9%

Demand Deposits - Noninterest-Bearing				$108,601	$104,055	4.4%
NOW & MMA				84,031	97,836	-14.1%
Savings & CDs				245,600	232,562	5.6%
Total Deposits				438,232	434,453	0.9%
Borrowed Funds				41,097	72,394	-43.2%
Other Liabilities				10,334	6,232	65.8%
Stockholders Equity				36,639	34,629	5.8%
Total Liabilities & Stockholders Equity				$526,302	$547,708	-3.9%

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Summary Income Statement:	2005	2004	Change	2005	2004	Change
Interest Income *	$8,335	$7,105	17.3%	$31,261	$26,828	16.5%
Interest Expense	2,819	2,221	26.9%	10,274	8,260	24.4%
Net Interest Income *	5,516	4,884	12.9%	20,987	18,568	13.0%
Provision for Loan Losses	25	175	-85.7%	539	1,090	-50.6%
Net Interest Income after Provision for Loan Loss	5,491	4,709	16.6%	20,448	17,478	17.0%
Service Charges on Deposits	330	376	-12.3%	1,361	1,560	-12.7%
International Fee Income *	358	333	7.6%	1,511	1,184	27.6%
BOLI	118	112	5.2%	461	437	5.6%
Other noninterest income/(loss)	(17)	124	-113.5%	300	609	-50.7%
Total Noninterest Income	789	945	-16.5%	3,633	3,790	-4.1%
Salaries & Benefits	2,092	1,921	8.9%	8,003	7,161	11.8%
Occupancy	366	293	25.0%	1,359	1,082	25.6%
Premises & Equipment	419	370	13.3%	1,698	1,375	23.5%
Other noninterest expense	747	1,307	-42.8%	4,523	4,119	9.8%
Total Noninterest Expense	3,624	3,891	-6.8%	15,583	13,737	13.4%
Income before Tax	2,656	1,763	50.7%	8,498	7,531	12.8%
Income Tax Expense	783	559	40.1%	2,386	2,378	0.3%
Net Income	$1,873	$1,204	55.6%	$6,112	$5,153	18.6%

Average Balances:
Average Assets	$527,123	$518,585	1.6%	$528,222	$501,766	5.3%
Average Earning Assets	485,179	484,005	0.2%	487,455	468,269	4.1%
Average Total Loans	351,415	339,532	3.5%	341,961	330,531	3.5%
Average Deposits	436,283	411,117	6.1%	429,559	396,442	8.4%
Average Total Funds	480,227	480,949	-0.2%	484,758	465,864	4.1%
Average Shareholder Equity	35,843	34,810	3.0%	35,201	33,705	4.4%

Per Share Data:
Basic Earnings per Share	$0.33	$0.22	50.0%	$1.07	$0.91	17.6%
Diluted Earnings per Share	$0.33	$0.22	50.0%	$1.07	$0.91	17.6%
Dividend Per Share	$0.10	$0.10	0.0%	$0.40	$0.40	0.0%
Weighted - Average Shares Outstanding - Basic	5,694,604	5,690,104		5,694,222	5,686,563
Weighted - Average Shares Outstanding - Diluted	5,694,604	5,691,284		5,694,222	5,687,303
Common Shares Outstanding	5,694,604	5,690,104		5,694,604	5,690,104

Key Ratios:
Return on Average Assets	1.42%	0.93%		1.16%	1.03%
Return on Average Shareholder Equity	20.90%	13.84%		17.36%	15.29%
Yield on Earning Assets *	6.90%	5.89%		6.43%	5.74%
Cost of Funds *	2.35%	1.85%		2.12%	1.77%
Net Interest Margin *	4.55%	4.04%		4.31%	3.97%
Noninterest Income as % of Average Assets	0.60%	0.73%		0.69%	0.76%
Noninterest Expense as % of Average Assets	2.75%	3.00%		2.95%	2.74%
Efficiency Ratio	57.49%	66.76%		63.30%	61.84%

ALLL as % of Total Loans	1.27%	1.34%		1.27%	1.34%
Nonperforming Assets as % of Total Loans and ORE	0.33%	0.84%		0.33%	0.84%
Net Chargeoffs(Recoveries) as % of Average Loans	0.09%	0.34%		0.16%	0.18%

* Bankers Acceptances Discount Income has been reclassified from International Fee income to Interest Income effective this reporting period. The reclassified amounts totaled $82,000 and $57,000 for the fourth quarter of 2005 and 2004, respectively, and $431,000 and $139,000 for the years 2005 and 2004, respectively.